Exhibit 3.42

AGREEMENT OF LIMITED PARTNERSHIP

OF

BURLINGTON COAT FACTORY OF TEXAS, L.P.

This Agreement of Limited Partnership (this “Agreement”) of Burlington Coat Factory of Texas, L.P. is entered into as of March 8, 2006 by Burlington Coat Factory of Texas, Inc., a Delaware corporation, as limited partner (the “Limited Partner”) and Burlington Coat Factory Warehouse of Baytown, Inc., a Texas corporation, as general partner (the “General Partner”) and together with the Limited Partner, the “Partners”).

The General Partner and the Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:

1. Name. The name of the limited partnership formed hereby is Burlington Coat Factory of Texas, L.P. (the “Partnership”).

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware are c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partners are as follows:

General Partner:

Burlington Coat Factory Warehouse of Baytown, Inc.

1830 Route 130

Burlington, NJ 08016

Limited Partner:

Burlington Coat Factory of Texas, Inc.

1830 Route 130

Burlington, NJ 08016

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8. Issuance of Partnership Interests. Schedule I hereto sets forth the number of partnership interests of the Partnership that have been issued to the Partners.

9. Contributions. No partner of the Partnership is required to make any capital contribution to the Partnership.

10. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

12. Assignments.

(a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) One (1) or more additional or substitute general partners of the Partnership may not be admitted without the consent of the Limited Partner.

13. Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

14. Limited Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the date above first written.

GENERAL PARTNER:

BURLINGTON COAT FACTORY WAREHOUSE OF BAYTOWN, INC.

By:	/s/ Paul Tang
	Name:	Paul Tang
	Title:	Executive Vice President and Secretary

LIMITED PARTNER:

BURLINGTON COAT FACTORY OF TEXAS, INC.

By:	/s/ Paul Tang
	Name:	Paul Tang
	Title:	Executive Vice President and Secretary

SCHEDULE I

Names	Partnership Interests Issued
General Partner:
Burlington Coat Factory Warehouse of Baytown, Inc.	1%

Limited Partner:
Burlington Coat Factory of Texas, Inc.	99%